                                                                    EXHIBIT 21.1

                        HALL, KINION & ASSOCIATES, INC.

                              LIST OF SUBSIDIARIES



HALL KINION AND ASSOCIATES, UK LIMITED, a wholly owned subsidiary of the Registrant organized under the laws of the United Kingdom.

GROUP-IPEX, INC., a wholly owned subsidiary of the Registrant, organized under the laws of the State of California.

                                      16